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                                                                    EXHIBIT 99.7

                       [BANKERS TRUST COMPANY LETTERHEAD]


                                  June 9, 2000


Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285

Attention: Auction Rate Securities Trading Desk

Ladies and Gentlemen:

         Reference is made to that Broker-Dealer Agreement between Bankers Trust Company and Lehman Brothers Inc., dated as of December 22, 1999
(the "Agreement"), relating to the Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C, of EOG Resources, Inc. ("EOG").

         EOG is currently making an exchange offer to the holders of its Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C, and it is expected that the holders of such stock will exchange such stock for shares of EOG's Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D. Upon that exchange, you and we agree that all references in the Agreement to "Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C," or to "Shares" shall be to the Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D, of EOG, and all references in the Agreement to the "Certificate of Designations" shall be to the Certificate of Designations, as amended, of EOG establishing the designation, preferences and rights of its Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D, as filed with the Secretary of State of the State of Delaware.

         If the foregoing correctly sets forth our agreement, please so indicate by signing a copy of this letter in the space provided below.

                                            Very truly yours,

                                            BANKERS TRUST COMPANY


                                            By: /s/ Linda T. Reale
                                               ---------------------------------
                                                 Name: Linda T. Reale
                                                       -------------------------
                                                 Title: Vice President
                                                       -------------------------

Agreed and accepted this 12th day of June, 2000


LEHMAN BROTHERS INCORPORATED


By: /s/ Tom Corcoran
   -------------------------------------------
         Name: Tom Corcoran
               -------------------------------
         Title: Managing Director
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